Exhibit 10.2

RETENTION AGREEMENT
This Retention Agreement (this “Agreement”) is entered into as of January 27, 2019, by and between Chemical Financial Corporation (“Chemical”), and Gary Torgow (“Executive”).
Recitals
WHEREAS, Chemical has entered into that certain Agreement and Plan of Merger, dated as of January 27, 2019 (the “Merger Agreement”), by and among Chemical and TCF Financial Corporation, a Delaware corporation (“TCF”), pursuant to which TCF will merger with and into Chemical (the “Merger”), with Chemical surviving the Merger;
WHEREAS, Chemical desires to employ Executive in the position of Executive Chairman of the Board of Directors of Chemical (the “Board”), and Executive desires to accept employment in such position, on the terms and conditions set forth in this Agreement; and
WHEREAS, Executive acknowledges and agrees that pursuant to his employment with Chemical he has acquired and shall continue to acquire a considerable amount of knowledge and goodwill with respect to Chemical’s business that would be detrimental to Chemical if used by Executive to compete with Chemical and recognizes Chemical’s need to protect its business interests through restrictive covenants;
NOW, THEREFORE, in consideration of the foregoing, the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Employment; Term. Subject to the terms and conditions of this Agreement, Chemical hereby employs Executive under the terms of this Agreement, and Executive hereby accepts such employment terms for the period commencing on the date on which the Effective Time (as defined in the Merger Agreement) of the transactions contemplated by the Merger Agreement occurs (the “Effective Date”) and ending on the third anniversary thereof (the “Term”), unless sooner terminated as provided in Section 5 below. If the Effective Time does not occur, this Agreement shall be null and void ab initio and of no further force and effect.
2.    Position; Reporting; Duties. During the Term, Executive shall serve as Chemical’s Executive Chairman of the Board and as a member of the Board, reporting directly to the Board, and shall perform such services for Chemical as are customarily associated with such positions and as otherwise may be assigned to Executive from time to time by the Board. During the Term, the Board shall appoint Executive to such position and nominate Executive for election to the Board. Executive shall devote the majority of his business time to the affairs of Chemical and to his duties hereunder; provided, however, Executive may engage in civic and professional activities, service on boards of directors and similar activities, as long as such activities do not constitute a conflict of interest or impair Executive’s performance of services to Chemical. Executive shall perform his Chemical employment duties diligently and to the best of his ability, in compliance with Chemical’s policies and procedures, and the laws and regulations that apply to Chemical’s business. Executive shall provide his services at the corporate office of Chemical in Detroit, Michigan; provided that Executive may be subject to reasonable business travel from time to time. For purposes of this Agreement, “Chemical” includes the Bank, unless the context clearly requires otherwise, and the term “Affiliate” means any organization controlling, controlled by or under common control with Chemical.

3.    Compensation and Benefits. As compensation for the services to be rendered by Executive under this Agreement, Chemical shall provide the following compensation and benefits during Executive’s employment Term:
(a)    Base Salary. Chemical shall pay Executive an annual base salary of nine hundred and fifty thousand dollars ($950,000) (the “Base Salary”), prorated for any partial year, subject to required payroll deductions and tax withholdings, payable in weekly, biweekly or semimonthly installments in accordance with Chemical’s normal payroll practices. Executive’s Base Salary shall be reviewed for increase from time to time by the Board (and no less often than annually) beginning in 2020 and may be increased (but not decreased) in the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”). The term “Base Salary” as used in this Agreement shall refer to the Base Salary as it may be so adjusted from time to time.
(b)    Bonus and Equity Programs. Executive shall be eligible to participate in Chemical’s annual bonus and equity programs for senior executives, based upon Executive’s and Chemical’s achievement of certain individual and corporate goals as established by Chemical’s Compensation Committee. For each fiscal year of Chemical during the Term, Executive shall be eligible to receive (i) an annual bonus, with a target opportunity equal to one hundred percent (100)% of Base Salary, and (ii) equity-based awards of Chemical having an aggregate grant date fair value at target level equal to two hundred percent (200)% of Base Salary, in each case, on a basis, including the proportion of time- and performance-vesting awards, and terms and conditions no less favorable than applies to the other senior executives of Chemical. Notwithstanding the foregoing, the annual equity awards will be provide for vesting on a termination of employment for any reason, other than termination by Chemical for Cause or by Executive voluntarily prior to the date that is eighteen (18) months following the Effective Date.
(c)    Paid Time Off. Executive shall receive thirty (30) days of paid time off per year, to be taken in the year earned, and which may not be accumulated or carried forward except as permitted by Chemical policy. Such paid time off shall be subject to review annually commencing in 2020. Executive’s days of paid time off per year shall be subject to adjustment for increase (but not decrease) pursuant to Chemical’s normal procedures.
(d)    Auto Allowance. Executive shall receive a monthly auto allowance of nine hundred dollars ($900.00), as may be adjusted for increase from time to time, payable in accordance with Chemical’s normal payroll practices.
(e)    Club Dues. Executive shall be reimbursed for memberships in two (2) country clubs of his selection in accordance with Chemical’s standard reimbursement policies and procedures for other senior executives of Chemical or, if more favorable, on the basis that applied to Executive immediately prior to the Effective Date.
(f)    General Benefits. Executive shall be entitled to such other benefits, and to participate in such benefit plans, as are generally made available to other senior executives of Chemical from time to time, subject to Chemical’s policies, and the terms and conditions of any applicable benefit plans; provided that, nothing in this Agreement shall be deemed to alter Chemical’s rights to modify or terminate any such plans or policies in its sole discretion. In addition, during the Term, Executive shall be provided with the following: an office on the executive floor of Chemical’s headquarters in Detroit, Michigan; exclusive use of the executive assistant assigned to Executive as of immediately prior to the Effective Date (or a suitable replacement as selected by Executive); access to executive floor office suites for business use; use of a driver; the ability to recommend donations to charities and corporate sponsorships; company provided and maintained smartphone, laptop and home office technological equipment; access to the company aircraft for, and reimbursement of all travel and other expenses incurred related to, business activities on behalf of Chemical, the Bank and their Affiliates, including for attendance at bank-related or banking industry conferences (collectively, with the club dues reimbursement set forth in Section 3(e), the “Office of the Chairman Benefits”).
(g)    Tax Withholdings. Chemical shall withhold from any amounts payable under this Agreement such federal, state and local taxes as Chemical determines are required to be withheld pursuant to applicable law.
4.    Reimbursement of Expenses. Chemical shall reimburse Executive for all reasonable ordinary and necessary business expenses incurred by Executive in connection with the performance of his duties hereunder, including but not limited to Executive’s fees and expenses for attendance at banking-related conventions and similar events, reasonable professional association and seminar expenses and other expenses authorized by Chemical, upon submission of proper documentation for tax and accounting purposes in compliance with Chemical’s reimbursement policies in effect from time to time. Such reimbursements shall be made promptly but in no event later than the last day of the calendar year following the calendar year in which an expense is incurred. For purposes of reimbursements subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of expenses eligible for reimbursement during one (1) year shall not affect the expenses eligible for reimbursement in any other year and is not subject to liquidation or exchange for another benefit.
5.    Termination. Executive’s employment under this Agreement shall terminate as of the earliest Termination Date to occur. Executive’s termination and the “Termination Date” shall occur upon the occurrence of the following:
(a)    Death. Automatically effective upon Executive’s death.
(b)    Disability. Termination by Chemical in the event of Executive’s permanent and total disability, as defined under Chemical’s long-term disability plan in effect at such time (“Disability”), pursuant to a resolution delivered to Executive that is duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board.
(c)    For Cause. Termination by Chemical for Cause, pursuant to a resolution delivered to Executive as and subject to such other procedures, in each case, as specified in this Section 5(c). For purposes of this Agreement, “Cause” means: (i) Executive’s material breach of any provision in this Agreement; if the material breach is curable, it shall constitute Cause only if it continues uncured for a period of twenty (20) days after Executive’s receipt of written notice of such breach from the Board; (ii) Executive’s failure or refusal, in any material manner to perform all lawful services required of him in his employment position with Chemical, which failure or refusal continues for more than twenty (20) days after Executive’s receipt of written notice of such deficiency from the Board; (iii) Executive’s commission of fraud, embezzlement, theft, or a crime constituting moral turpitude, whether or not involving Chemical, which, in the reasonable good-faith judgment of the Board, renders Executive’s continued employment harmful to Chemical; (iv) Executive’s misappropriation of Chemical’s assets or property, including without limitation, obtaining material reimbursement through financial vouchers or expense reports; or (v) Executive’s conviction or the entry of a plea of guilty or no contest by Executive with respect to any felony or other crime which, in the reasonable good-faith judgment of the Board, adversely affects Chemical or its reputation. Executive will not be deemed to be discharged for Cause unless and until there is delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board, at a meeting called and duly held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel for Executive, to be heard before the Board), finding in good faith that Executive is guilty of the conduct set forth above and specifying the particulars thereof in detail. Any such determination or termination under Section 5(b) or 5(d) shall be made by the board of directors of any successor to the Board (or equivalent governing body) of the ultimate parent entity of Chemical or its successor.
(d)    Without Cause. Termination by Chemical, effective upon thirty (30) days’ written notice to Executive from the Board at any time for any reason other than for Cause or Executive’s Disability (“Termination Without Cause”), pursuant to a resolution delivered to Executive that is duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board.
(e)    Resignation. Resignation by Executive, effective upon thirty (30) days’ written notice to Chemical at any time for any reason.
(f)    Good Reason. Termination by Executive for Good Reason, in the event of Good Reason, as defined below. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without the written consent of Executive:
(i)    any material reduction in Executive’s Base Salary, as it may be adjusted from time to time;
(ii)    any material reduction in the status or positions or responsibilities of Executive, including Executive’s continuing service as Executive Chairman of the Board or as a member of the Board;
(iii)    any requirement by Chemical (without Executive’s consent) that Executive be principally based at any office or location more than fifty (50) miles from Executive’s principal work location as of immediately prior to the Effective Date; or
(iv)    any material breach of this Agreement by Chemical.
Notwithstanding the foregoing, if Executive fails to give Chemical written notice of his intention to terminate employment with Chemical for Good Reason within ninety (90) days following Executive’s knowledge of any Good Reason event and a period of thirty (30) days in which Chemical may remedy the event alleged to constitute Good Reason, and if Executive has not experienced a Separation from Service (as defined herein) within sixty (60) days following expiration of Chemical’s cure period, the event shall not constitute Good Reason, and Executive shall have no right to terminate employment for Good Reason as a result of such event.
(g)    During any notice period under Section 5(c), 5(d), or 5(e), Chemical may, in its sole discretion, relieve Executive of some or all of his duties during the notice period, but Chemical shall continue to provide Executive with his full salary, compensation, equity vesting and benefits during such period. Notwithstanding anything to the contrary contained herein, any termination of Executive’s employment by Chemical, the Bank or their Affiliates that is effectuated in a manner that is not consistent with the requirements of this Agreement or Chemical’s Bylaws shall be void ab initio.
6.    Effect of Termination.
(a)    Generally. When Executive’s employment with Chemical is terminated for any reason, Executive, or his estate, as the case may be, shall be entitled to receive the compensation and benefits earned through the applicable Termination Date in accordance with the terms of the applicable plan or program (and, to the extent and such matter is also addressed in this Agreement, Executive shall receive the more favorable treatment), along with reimbursement for any approved business expenses that Executive timely submits for reimbursement in accordance with Chemical’s expense reimbursement policy or practice. In the event of employment termination due to Disability or death, Executive or his estate, as applicable, shall be entitled to the rights in respect of equity-based awards described in Section 6(b)(i)(C) below. Upon employment termination for any reason, Executive shall retain his rights to indemnification under the provisions of the Articles of Incorporation or Bylaws of Chemical, the Bank or any Affiliate, the Merger Agreement and any indemnification agreement between Executive and Chemical, the Bank or any Affiliates.
(b)    Separation Benefits upon Certain Terminations.
(i)    Termination Without Cause.
(A)    Severance Pay. If Chemical terminates Executive’s employment pursuant to a Termination Without Cause, Executive shall be entitled to receive severance pay in the amount of (I) two (2) times Executive’s then Base Salary (with Base Salary calculated as the higher of nine hundred and fifty thousand dollars ($950,000) or his actual Base Salary, disregarding any Base Salary reduction due to a Good Reason termination), plus (II) two (2) times the average of Executive’s bonuses under Chemical’s annual executive incentive plan for each of the three (3) most recently completed calendar years of Executive’s employment with Chemical, and with each bonus calculated as the higher of the actual bonus (including any amounts deferred and any amounts paid in the form of equity awards), or one million five hundred thousand dollars ($1,500,000) per year (such highest bonus the “Recent Bonus”) (the sum of the amounts in clauses (I) and (II), the “Severance Pay”). The Severance Pay provided hereunder is conditioned upon Executive and Chemical executing a mutually agreeable release of claims, in substantially the form attached hereto as Appendix A (the “Release”), which is enforceable within sixty (60) days following Executive’s Termination Date. Unless specified otherwise herein and subject to any delayed payment due to Executive’s status as a “Specified Employee” under Code Section 409A as described more fully in Section 6(d) below, the Severance Pay shall be payable to Executive in equal installments over one hundred and four (104) weeks, in accordance with Chemical’s payroll practices and procedures, beginning on the first pay date after sixty (60) days have lapsed following Executive’s Separation from Service; provided that, if the sixty (60)-day period spans two (2) calendar years, payments shall commence on the first pay date in the second calendar year; provided, further, that Chemical, in its sole discretion, may begin the payments earlier if such commencement does not violate Code Section 409A. Notwithstanding the foregoing, if Executive is entitled to receive the Severance Pay but violates any provisions of Sections 8 through 10 hereof after termination of employment, Chemical shall be entitled to immediately stop paying any further installments of the Severance Pay and shall have any other remedies, including claw back, that may be available to Chemical in law or at equity.
(B)    Health Coverage Payment. Chemical shall pay Executive a lump-sum stipend equal to twenty-four (24) times Executive’s monthly contribution towards coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for employee and dependent health, prescription drug and dental coverage elections under Chemical’s employee benefit plans providing such benefits, minus the COBRA administrative cost (whether or not Executive elects COBRA), based on Executive’s elections in effect on Executive’s Termination Date, conditioned on Executive’s execution of the Release described herein that becomes irrevocable within sixty (60) days following Executive’s Termination Date, with the stipend payable on the first payroll date after sixty (60) days have lapsed following Executive’s Separation from Service; provided that if the sixty (60)-day period spans two (2) calendar years, the payment shall be made on the first pay date in the second calendar year; provided, further, that Chemical, in its sole discretion, may make the payment earlier if such commencement does not violate Code Section

409A. If Executive is not enrolled in Chemical’s health, prescription drug and dental plans, the monthly contribution shall be based on similarly situated senior executives’ contributions towards family coverage for such plans determined at Executive’s Termination Date. Although the payment under this paragraph is based on Chemical’s health, prescription drug and/or dental plans in effect on Executive’s Termination Date and is intended to fund payment for health coverage, the payment is not required to be used for health coverage, and Executive may use the payment for any purpose.
(C)    Equity-Based Awards. Effective upon expiration of the Release revocation period described in Section 6(b)(i)(A) above, all then-outstanding equity-based awards granted to Executive prior to February 27, 2018 shall be administered in accordance with the terms of the applicable equity-based plan or grant agreements, and all equity-based awards granted to Executive on and after February 27, 2018 and outstanding as of his Termination Date shall be treated as follows: (i) all unvested stock options immediately shall vest, become exercisable and together with Executive’s other vested, unexercised stock options, remain exercisable until the expiration of their full original term; (ii) all outstanding time-based restricted stock units and restricted stock automatically shall vest and be convertible into Chemical’s common stock, with settlement to occur within seven (7) days thereafter (or such later date as may be required to comply with Code Section 409A); (iii) all performance-based stock units shall vest at the greater of one hundred percent (100%) of the applicable target level and actual performance determined based on the results through the last completed calendar quarter prior to the Termination Date and shall be convertible into Chemical’s common stock, with settlement to occur within seven (7) days thereafter (or such later date as may be required to comply with Code Section 409A); and (iv) any other equity-based awards shall vest in accordance with the terms of the applicable equity-based plan or grant agreement.
(ii)    Termination for Good Reason. Executive may terminate employment for Good Reason and receive the same benefits as Termination Without Cause, subject to the same Release and payment timing restrictions as a Termination Without Cause.
(iii)    Termination Without Good Reason on or Following the Date that is Eighteen (18) Months Following the Effective Date. On or after the date that is eighteen (18) months following the Effective Date (including in connection with the expiration of the Term), Executive may terminate employment without Good Reason (i.e., retire) with thirty (30) days’ advance notice to the Board (a “Retirement”). In the event of Executive’s Retirement, subject to the same Release and payment timing restrictions as a Termination Without Cause, Executive shall be paid or provided the following: (A) subject to Executive’s compliance with Sections 8 through 10, Executive (or in the event of his death, his personal representative or estate) shall be paid an amount equal to the sum of (I) the Base Salary that would have been paid through the last day of the Term had Executive not terminated employment and (II) an amount equal to (x) the quotient of the Recent Bonus divided by three hundred and sixty five (365) multiplied by (y) the number of days between the date of Executive’s termination and the last day of the Term (such payments described in clauses (I) and (II) (the “Continuation Payment”); (B) Executive’s outstanding equity-based awards granted on or after February 27, 2018 shall be treated in accordance with Section 6(b)(i)(C) above; (C) a lump-sum cash payment equal to Executive’s monthly contribution towards COBRA for employee and dependent health, prescription drug and dental coverage elections under Chemical’s employee benefit plans providing such benefits, minus the COBRA administrative cost (whether or not Executive elects COBRA) for the remainder of the Term (with the cost of such monthly COBRA payment determined consistent with Section 6(b)(i)(B) above and such lump-sum cash payment paid at the time specified in Section 6(b)(i)(B) above) and (D) prorated annual bonus for the fiscal year in which the Termination Date occurs (the “Prorated Annual Bonus”) in an amount to equal the product of (I) the Recent Bonus, multiplied by (II) a fraction, the numerator of which is the number of days that have elapsed through the Termination Date in the fiscal year of Chemical in which the Termination Date occurs, and the denominator of which is the number of days in such fiscal year (with the Prorated Annual Bonus to be paid in a lump sum in cash at the same time as the COBRA premium payment referred to in clause (C) is payable (other than any portion of such annual bonus that was deferred, which portion shall instead be paid in accordance with the applicable deferral arrangement and any election thereunder)). The Continuation Payment shall be payable to Executive in equal installments over the remainder of the Term, in accordance with Chemical’s payroll practices and procedures, beginning on the first pay date after sixty (60) days have lapsed following Executive’s Separation from Service; provided that if the 60-day period spans two (2) calendar years, payments shall commence on the first pay date in the second calendar year; provided, further, that Chemical, in its sole discretion, may begin the payments earlier if such commencement does not violate Code Section 409A.
(iv)    Death or Disability. For avoidance of doubt, the termination of Executive’s employment as a result of his death or Disability shall not constitute a Termination Without Cause triggering the rights described in this Section 6(b); provided, however, that Executive’s outstanding equity-based awards granted on or after February 27, 2018 shall be treated in accordance with Section 6(b)(i)(C) above, with Executive’s representative signing the Release on behalf of Executive’s estate (or Executive if he is incapacitated due to Disability), and Executive’s equity-based awards being exercised by Executive’s personal representative and, in the event of death, delivered to such personal representative or such other successor in interest to Executive, as applicable.
(c)    Golden Parachute Cap.
(i)    If the payment of any amounts or benefits to Executive under this Agreement (together with any other payments or benefits in the nature of compensation) under Code Section 280G(b)(2) would be subject to the excise tax imposed by Code Section 4999, the aggregate Present Value of the Payments (defined below) under this Agreement shall be reduced (but not below zero) to the Reduced Amount, but only if reducing the Payments provides Executive with a Net After-Tax benefit that is greater than if the reduction is not made. The reduction of amounts or benefits payable hereunder, if applicable, shall be determined by the Accounting Firm (defined below) in an amount that has the least economic cost to Executive and, to the extent the economic cost is equivalent, then all Payments, in the aggregate, shall be reduced in the inverse order of when the Payments, in the aggregate, would have been made to Executive until the specified reduction is achieved. For purposes of this Agreement, the following definitions apply:
(A)    “Net After-Tax Benefit” means the Present Value of a Payment, net of all federal, state and local income, employment and excise taxes, determined by applying the highest marginal rate(s) applicable to an individual for Executive’s taxable year in which Payment is made;
(B)    “Payment” means any payment or distribution in the nature of compensation (within the meaning of Code Section 280G(b)(2)) to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise;
(C)    “Present Value” means the value determined in accordance with Code Section 280G;
(D)    “Reduced Amount” means an amount expressed in Present Value that maximizes the aggregate Present Value of Payments without causing any Payment to be subject to excise tax under Code Section 4999 or the corporate deduction limitation under Code Section 280G.
(ii)    The Code Section 280G calculations under this Agreement and the determination that Payments shall be reduced or not reduced based on the Net After-Tax Benefit shall be made by a nationally recognized independent accounting firm or other professional organization that is recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by Chemical prior to the transaction resulting in the application (or potential application) of Section 280G of the Code for purposes of making the applicable determinations (the “Accounting Firm”), which shall provide its determination and any supporting calculations to Chemical and Executive within ten (10) calendar days after Executive’s Separation from Service (as defined in Section 6(d)(ii)). The reasonable costs and expenses of the Accounting Firm shall be borne by Chemical. In making its determination, the Accounting Firm shall take into account (if applicable), the value of Executive’s noncompetition covenant set forth in Section 10, which shall be determined by the independent appraisal of a nationally recognized business valuation firm selected and paid for by Chemical, and a portion of the Payments shall, to the extent of the appraised value, be specifically allocated as reasonable compensation for such noncompetition covenant and shall not be treated as a parachute payment. If the Accounting Firm’s determination is disputed by the Internal Revenue Service, Chemical shall reimburse Executive for the cost of (A) Executive’s reasonable attorneys’ fees for counsel selected by Chemical, and (B) any tax penalties (including excise taxes) and interest ultimately incurred by Executive upon resolution of the dispute. Reimbursement shall be made in accordance with the Code Section 409A procedures set forth in Section 4 above.
(d)    Application of Internal Revenue Code Section 409A.
(i)    All payments and benefits provided under this Agreement are intended to be exempt from, or in accordance with, Code Section 409A, and this Agreement is to be interpreted accordingly. Each installment payment is intended to constitute a separate benefit, and terms such as “employment termination,” “termination from employment” or like terms are intended to constitute a Separation from Service, as defined below. To the extent exempt from Code Section 409A, payments are intended to be exempt under the short-term deferral exemption or partially exempt under the involuntary separation pay plan exemption. Notwithstanding the foregoing, Chemical has no responsibility for any taxes, penalties or interest incurred by Executive in connection with payments and benefits provided under this Agreement, including any imposed by Code Section 409A.
(ii)    Despite other payment timing provisions in this Agreement, any payments and benefits provided under this Agreement that constitute nonqualified deferred compensation that are subject to Code Section 409A shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-l(h)) (a “Separation from Service”). However, if Chemical determines that the Severance Pay, Continuation Payment or any other payments or benefits provided under this Agreement, including any equity awards, constitute nonqualified deferred compensation subject to Code Section 409A, and Executive is a “Specified Employee” (as defined under Code Section 409A) at the time of Separation from Service, then, solely to the extent necessary to avoid adverse tax consequences to Executive under Code Section 409A, the timing of the Severance Pay, Continuation Payment, or any such other payments or benefits, including the delivery of shares of Chemical common stock in respect of equity awards, shall be delayed until the earlier to occur of: (i) the date that is six (6) months and one (1) day after Executive’s Separation from Service; or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), and Chemical (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump-sum amount equal to the sum of the Severance Pay, Continuation Payment or such other payment or benefit that Executive otherwise would have received through the Specified Employee Initial Payment Date if the commencement or payment of any such payment or benefit had not been so delayed pursuant to this Section, and (B) commence paying or providing the balance of any such payment or benefit in accordance with the applicable payment schedules set forth in this Agreement.

(e)    Post-Retirement Office of the Chairman Benefits. Upon any termination of Executive’s employment during or following the expiration of the Term, until such time as Executive is no longer serving as a member of the Board, Executive shall be provided with the Office of the Chairman Benefits on the same basis as provided to Executive immediately prior to the Termination Date, and while serving on the Board, Executive shall be permitted to continue to attend bank-related and banking industry conferences.
(f)    No Further Obligations. Except as expressly provided above or as otherwise required by law, Chemical shall have no obligations to Executive in the event of the termination of this Agreement for any reason.
7.    Representations of Executive. Executive represents and warrants that he is not obligated or restricted under any agreement (including any noncompetition or confidentiality agreement), judgment, decree, order or other restraint of any kind that could impair his ability to perform the duties and obligations required hereunder. Executive further agrees that he shall not divulge to Chemical any confidential information and/or trade secrets belonging to others, including Executive’s former employers, nor shall Chemical seek to elicit from Executive such information. Consistent with the foregoing, Executive shall not provide to Chemical, and Chemical shall not request, any documents or copies of documents containing such information.
8.    Confidential Information.
(a)    Executive acknowledges that Chemical has and shall give Executive access to certain highly-sensitive, confidential, and proprietary information belonging to Chemical, its Affiliates or third parties who may have furnished such information under obligations of confidentiality, relating to and used in Chemical’s Business (collectively, “Confidential Information”). Executive acknowledges that, unless otherwise available to the public, Confidential Information includes, but is not limited to, the following categories of confidential or proprietary information and material: financial statements and information; budgets, forecasts, and projections; business and strategic plans; marketing, sales, and distribution strategies; research and development projects; records relating to any intellectual property developed by, owned by, controlled, or maintained by Chemical or its Affiliates; information related to Chemical’s or its Affiliates’ inventions, research, products, designs, methods, formulae, techniques, systems, processes; customer lists; nonpublic information relating to Chemical’s or its Affiliates’ customers, suppliers, distributors, or investors; the specific terms of Chemical’s or its Affiliates’ agreements or arrangements, whether oral or written, with any customer, supplier, vendor, or contractor with which Chemical or its Affiliates may be associated from time to time; and any and all information relating to the operation of Chemical’s or its Affiliates’ business which Chemical or its Affiliates may from time to time designate as confidential or proprietary or that Executive reasonably knows should be, or has been, treated by Chemical or its Affiliates as confidential or proprietary. Confidential Information encompasses all formats in which information is preserved, whether electronic, print, or any other form, including all originals, copies, notes, or other reproductions or replicas thereof.
(b)    Confidential Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of Executive or other violation of this Agreement; or (iii) is disclosed to Executive by a third party under no obligation to maintain the confidentiality of the information.
(c)    Executive acknowledges that Confidential Information owned or licensed by Chemical or its Affiliates is unique, valuable, proprietary and confidential; derives independent actual or potential commercial value from not being generally known or available to the public; and is subject to reasonable efforts to maintain its secrecy. Executive hereby relinquishes, and agrees that he shall not at any time claim, any right, title or interest of any kind in or to any Confidential Information.
(d)    During and after his employment with Chemical, Executive shall hold in trust and confidence all Confidential Information and shall not disclose any Confidential Information to any person or entity, except in the course of performing duties assigned by Chemical or as authorized in writing by Chemical. Executive further agrees that during and after his employment with Chemical, Executive shall not use any Confidential Information for the benefit of any third party, except in the course of performing duties assigned by Chemical or as authorized in writing by Chemical.
(e)    The restrictions in Section 8(d) above shall not apply to any information to the extent that Executive is required to disclose such information by law; provided that Executive (i) notifies Chemical of the existence and terms of such obligation, (ii) gives Chemical a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure, and (iii) only discloses that information actually required to be disclosed. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall impair Executive’s rights under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit Executive’s right to receive an award for information provided to any government authority under such law or regulation.
(f)    Return of Property. Upon request by Chemical during employment and automatically and immediately at termination of his employment, Executive shall return to Chemical all Confidential Information in any form (including all copies and reproductions thereof) and all other property whatsoever of Chemical in his possession or under his control. If requested by Chemical, Executive shall certify in writing that all such materials have been returned to Chemical. Executive also expressly agrees that immediately upon the termination of his employment with Chemical for any reason, Executive shall cease using any secure website, computer systems, e-mail system, or phone system or voicemail service provided by Chemical for the use of its employees.
9.    Assignment of Inventions.
(a)    Executive agrees that all developments or inventions (including without limitation any and all software programs (source and object code), algorithms and applications, concepts, designs, discoveries, improvements, processes, techniques, know-how and data) that result from work performed by Executive for Chemical and its Affiliates, whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection (“Inventions”), shall be the sole and exclusive property of Chemical or its nominees, and Executive shall and hereby does assign to Chemical all rights in and to such Inventions upon the creation of any such Invention, including, without limitation: (i) patents, patent applications and patent rights throughout the world; (ii) rights associated with works of authorship throughout the world, including copyrights, copyright applications, copyright registrations, mask work rights, mask work applications and mask work registrations; (iii) rights relating to the protection of trade secrets and confidential information throughout the world; (iv) rights analogous to those set forth herein and any other proprietary rights relating to intangible property; and (v) divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable), now existing or hereafter filed, issued or acquired (collectively, the “IP Rights”).
(b)    For avoidance of doubt, if any Inventions fall within the definition of “work made for hire” as such term is defined in 17 U.S.C. § 101, such Inventions shall be considered “work made for hire” and the copyright of such Inventions shall be owned solely and exclusively by Chemical. If any Invention does not fall within such definition of “work made for hire” then Executive’s right, title and interest in and to such Inventions shall be assigned to Chemical pursuant to Section 9(a) above.
(c)    Chemical and its nominees shall have the right to use and/or to apply for statutory or common law protections for such Inventions in any and all countries. Executive further agrees, at Chemical’s expense, to: (i) reasonably assist Chemical in obtaining and from time to time enforcing such IP Rights relating to Inventions, and (ii) execute and deliver to Chemical or its nominee upon reasonable request all such documents as Chemical or its nominee may reasonably determine are necessary or appropriate to effect the purposes of this Section 9, including assignments of inventions. Such documents may be necessary to: (1) vest in Chemical or its nominee clear and marketable title in and to Inventions; (2) apply for, prosecute and obtain patents, copyrights, mask work rights and other rights and protections relating to Inventions; or (3) enforce patents, copyrights, mask work rights and other rights and protections relating to Inventions. Executive’s obligations pursuant to this Section 9 shall continue beyond the termination of Executive’s employment with Chemical. If Chemical is unable for any reason to secure Executive’s signature to any lawful and necessary document required to apply for or execute any patent, trademark, copyright or other applications with respect to any Inventions (including renewals, extensions, continuations, divisions or continuations in part thereof), Executive hereby irrevocably designates and appoints Chemical and its then-current Chief Executive Officer as Executive’s agent and attorney-in-fact to act for and in behalf and instead of Executive, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, trademarks, copyrights or other rights thereon with the same legal force and effect as if executed by Executive.
(d)    The obligations of Executive under Section 9(a) above shall not apply to any Invention that Executive developed entirely on his own time without using Chemical’s equipment, supplies, facility or trade secret information, except for those Inventions that (i) relate to Chemical’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by Executive for Chemical. Executive shall bear the burden of proof in establishing the applicability of this subsection to a particular circumstance.
10.    Noncompetition and Non-Solicitation.
(a)    Purpose. Executive understands and agrees that the purpose of this Section 10 is solely to protect Chemical’s legitimate business interests, including, but not limited to its confidential and proprietary information, customer relationships and goodwill, and Chemical’s competitive advantage. Therefore, Executive agrees to be subject to restrictive covenants under the following terms.
(b)    Definitions. As used in this Agreement, the following terms have the meanings given to such terms below.
(i)    “Business” means the business(es) in which Chemical or its Affiliates were engaged in at the time of, or during the twelve (12)-month period prior to, the applicable Termination Date.
(ii)    “Customer” means any person or entity who is or was a customer, supplier or client of Chemical or its Affiliates with whom Executive had any contact or association for any reason and with whom Executive had dealings on behalf of Chemical or its Affiliates in the course of his employment with Chemical.
(iii)    “Chemical Employee” means any person who is or was an employee of Chemical or its Affiliates at the time of, or during the twelve (12)-month period prior to, the applicable Termination Date.

(iv)    “Restricted Period” means the period during Executive’s employment with Chemical and for twenty-four (24) months from and after Executive’s applicable Termination Date; provided, however, that this period shall be tolled and shall not run during any time Executive is in violation of this Section 10, it being the intent of the parties that the Restricted Period shall be extended for any period of time in which Executive is in violation of this Section 10.
(v)    “Restricted Territory” means Arizona, Colorado, Illinois, Michigan, Minnesota, South Dakota, Wisconsin and any other state in which Chemical or any Affiliate operates a branch at the time of, or during the twelve (12)-month period prior to, the applicable Termination Date.
(c)    Noncompetition. During the Restricted Period, Executive shall not in the Restricted Territory, on his own behalf or on behalf of any other person:
(i)    assist or have an interest in (whether or not such interest is active), whether as partner, investor, stockholder, officer, director or as any type of principal whatever, any person, firm, partnership, association, corporation or business organization, entity or enterprise that is or is about to become directly or indirectly engaged in, any business or activity (whether such enterprise is in operation or in the planning or development stage) that competes in any manner with the Business; provided, however, that Executive shall be permitted to make passive investments in the stock of any publicly traded business (including a competitive business), as long as the stock investment in any competitive business does not rise above five percent (5%) of the outstanding shares of such business; or
(ii)    enter into the employment of or act as an independent contractor or agent for or advisor or consultant to, any person, firm, partnership, association, corporation, business organization, entity or enterprise that is or is about to become directly or indirectly engaged in, any business or activity (whether such enterprise is in operation or in the planning or development stage) that competes in any manner with the Business, or is a governmental regulator agency of the Business.
(d)    Non-Solicitation. During the Restricted Period, Executive shall not, directly or indirectly, on Executive’s own behalf or on behalf of any other party:
(i)    Call upon, solicit, divert, encourage or attempt to call upon, solicit, divert, or encourage any Customer for purposes of marketing, selling, or providing products or services to such Customer that are similar to or competitive with those offered by Chemical or its Affiliates;
(ii)    Accept as a customer any Customer for purposes of marketing, selling, or providing products or services to such Customer that are similar to or competitive with those offered by Chemical or its Affiliates;
(iii)    Induce, encourage, or attempt to induce or encourage any Customer to purchase or accept products or services that are similar to or competitive with those offered by Chemical or its Affiliates from any person or entity (other than Chemical or its Affiliates) engaging in the Business;
(iv)    Induce, encourage, or attempt to induce or encourage any Customer to reduce, limit, or cancel its business with Chemical or its Affiliates; or
(v)    Solicit, induce, or attempt to solicit or induce any Chemical Employee to terminate employment with Chemical or its Affiliates. Notwithstanding the foregoing, Executive may solicit a former employee of Chemical, who at the time of the solicitation had been involuntarily terminated by Chemical without cause, even if such former employee of Chemical was employed by Chemical at, or during the twelve (12)-month period immediately prior to, Executive’s Termination Date.
(e)    Reasonableness of Restrictions. Executive acknowledges and agrees that the restrictive covenants in this Agreement: (i) are essential elements of Executive’s employment by Chemical and are reasonable given Executive’s access to Chemical’s and its Affiliates’ Confidential Information and the substantial knowledge and goodwill Executive shall acquire with respect to the business of Chemical and its Affiliates as a result of his employment with Chemical, and the unique and extraordinary services to be provided by Executive to Chemical; and (ii) are reasonable in time, territory, and scope, and in all other respects.
(f)    Preserve Livelihood. Executive represents that his experience, capabilities and personal assets are such that this Agreement does not deprive him from either earning a livelihood in the unrestricted business activities which remain open to him or from otherwise adequately and appropriately supporting himself and his family.
(g)    Judicial Modification. Should any part or provision of this Section 10 be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement. The parties further agree that if any portion of this Section 10 is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, or other restrictions are deemed to be invalid or unreasonable in scope, the invalid or unreasonable terms shall be replaced by terms that such court deems valid and enforceable and that come closest to expressing the intention of such invalid or unenforceable terms.
11.    Enforcement. Executive acknowledges and agrees that Chemical shall suffer irreparable harm in the event that Executive materially breaches any of Executive’s obligations under Sections 8, 9, or 10 of this Agreement and that monetary damages would be inadequate to compensate Chemical for such material breach. Accordingly, Executive agrees that, in the event of a material breach by Executive of any of Executive’s obligations under Sections 8, 9, or 10 of this Agreement, Chemical shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, and expedited discovery for the purpose of seeking relief, in order to prevent or to restrain any such material breach. Chemical shall be entitled to recover its costs incurred in connection with any action to enforce Sections 8, 9, or 10 of this Agreement, including reasonable attorneys’ fees and expenses.
12.    Miscellaneous.
(a)    Entire Agreement. This Agreement, when aggregated with the attached Release, as applicable, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements (whether written or oral and whether express or implied) between the parties to the extent related to such subject matter, including Executive’s employment agreement with Chemical dated February 27, 2018 and the Philanthropy Agreement between Executive and Chemical dated February 27, 2018.
(b)    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and, in the case of Executive, heirs, executors, and/or personal representatives. Chemical may freely assign or transfer this Agreement to an affiliated company or to a successor following a merger, consolidation, sale of assets or equity, or other business transaction. Executive may not assign, delegate or otherwise transfer any of Executive’s rights, interests or obligations in this Agreement.

(c)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. Facsimile or PDF reproductions of original signatures shall be deemed binding for the purpose of the execution of this Agreement.
(d)    Notices. Any notice pursuant to this Agreement must be in writing and shall be deemed effectively given to the other party on (i) the date it is actually delivered by overnight courier service (such as FedEx) or personal delivery of such notice in person, or (ii) three (3) days after mailing by certified or registered U.S. mail, return receipt requested; in each case the appropriate address shown below (or to such other address as a party may designate by notice to the other party):

If to Executive:	To the most recent address on file with Chemical

If to Chemical:	Chemical Financial Corporation 2301 W. Big Beaver Road Troy, MI 48084 Attention: Chief Executive Officer
(e)    Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by Chemical and Executive. No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by the waiving party. The failure of a party at any time to require performance of any provision of this Agreement shall not affect such party’s rights at a later time to enforce such provision. No waiver by a party of any breach of this Agreement shall be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.
(f)    Severability. Each provision of this Agreement is severable from every other provision of this Agreement. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable shall not affect the validity or enforceability of any other provision. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.
(g)    Construction. The section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any “Section” refers to the corresponding Section of this Agreement. The word “including” in this Agreement means “including without limitation.” This Agreement shall be construed as if drafted jointly by Chemical and Executive, and no presumption or burden of proof shall arise favoring or disfavoring Chemical or Executive by virtue of the authorship of any provision in this Agreement. All words in this Agreement shall be construed to be of such gender or number as the circumstances require.
(h)    Survival. The terms of Sections 6, 7, 8, 9, 10, 11, and 12 shall survive the termination of this Agreement for any reason.
(i)    Remedies Cumulative. The rights and remedies of the parties under this Agreement are cumulative (not alternative) and in addition to all other rights and remedies available to such parties at law, in equity, by contract or otherwise.
(j)    Venue. Executive and Chemical agree that the exclusive forum for resolving any disputes between the parties related to the Release shall be arbitration before the American Arbitration Association applying the Employment Arbitration Rules and Mediation Procedures as amended and effective

November 1, 2009. The Arbitrator shall be empowered to grant any legal or equitable relief available to the parties, including interim equitable relief as set forth in the Optional Rules for Emergency Measures of Protection. Any award of the Arbitration may be enforced through proceedings in a court of competent jurisdiction.
(k)    Governing Law. This Agreement shall be governed by the laws of the State of Michigan without giving effect to any choice or conflict of law principles of any jurisdiction.
[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

/s/ Gary Torgow Gary Torgow, Executive Date: January 27, 2019 CHEMICAL FINANCIAL CORPORATION By: /s/ Thomas C. Shafer Name: Thomas C. Shafer Title: Vice Chairman Date: January 27, 2019

APPENDIX A

EMPLOYMENT AGREEMENT RELEASE
THIS RELEASE AGREEMENT (the “Release”) is made as of the _____ day of _______, 20__, by and between Chemical Financial Corporation (“Chemical”) and Gary Torgow (“Executive”) (in the aggregate, the “Parties”).
WHEREAS, Chemical and Executive have entered into a Retention Agreement dated as of January 27, 2019, (the “Retention Agreement”), pursuant to which Executive is entitled to receive certain additional compensation upon termination of Executive’s employment with Chemical under certain qualifying termination events;
WHEREAS, Executive’s receipt of the additional compensation under the Retention Agreement is conditioned upon the execution of this Release that is mutually acceptable to both Parties; and
WHEREAS, Executive’s employment with Chemical has been/shall be terminated effective ___________ ___, 20__;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed between the Parties as follows:
1.    Additional Compensation. Subject to the terms and conditions hereof, Chemical shall pay Executive the additional compensation set forth in Section 6 of the Retention Agreement, net of applicable withholding taxes, commencing after the expiration of the waiting period set forth herein and in accordance with the terms of the Retention Agreement.
2.    Release.
(a)    In exchange for the good and valuable consideration set forth herein, Executive agrees for himself, his heirs, administrators, representatives, executors, successors and assigns (“Releasors”), to irrevocably and unconditionally release, waive and forever discharge any and all manner of action, causes of action, claims, rights, promises, charges, suits, damages, debts, lawsuits, liabilities, rights, due controversies, charges, complaints, remedies, losses, demands, obligations, costs, expenses, fees (including, without limitation attorneys’ fees), or any and all other liabilities or claims of whatsoever nature, whether arising in contract, tort, or any other theory of action, whether arising in law or in equity, whether known or unknown, choate or inchoate, matured or unmatured, contingent or fixed, liquidated or unliquidated, accrued or unaccrued, asserted or unasserted, including, but not limited to, any claim and/or claim of damages or other relief for tort, breach of contract, personal injury, negligence, age discrimination under the Age Discrimination in Employment Act of 1967 (as amended), employment discrimination prohibited by other federal, state or local laws including sex, race, national origin, marital status, age, handicap, height, weight, or religious discrimination, and any other claims of unlawful employment practices or any other unlawful criterion or circumstance which Executive and Releasors had, now have or may have in the future against each or any of Chemical, its parent, divisions, affiliates and related companies or entities, regardless of its or their form of business organization (the “Company Entities”), any predecessors, successors, joint ventures, and parents of any Company Entity, and any and all of their respective past or present directors, officers, shareholders, partners, employees, consultants, independent contractors, trustees, administrators, insurers, agents, attorneys, representative and fiduciaries, successors and assigns including without limitation all persons acting by, through, under or in concert with any of them arising out of or relating to his employment relationship with Chemical, its predecessors, successors or affiliates and the termination thereof; provided,

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however, that Executive expressly does not release, relinquish or in any way diminish his rights or claims arising from or related to (i) indemnification under the provisions of the Articles of Incorporation or Bylaws of Chemical, the Bank, the Merger Agreement (as defined in the Retention Agreement) or any indemnification agreement entered into between Executive and Chemical, the Bank or any Affiliates, including any and all rights thereto under applicable law or any rights with respect to coverage under any directors’ and officers’ insurance policies, (ii) any obligation to Executive under the Retention Agreement that is unsatisfied or continues following Executive’s termination, (iii) any claims for vested benefits under any plan of Chemical or its Affiliates, (iv) any claim Executive may have as the holder or beneficial owner of securities (or other rights relating to securities) of Chemical, or (v) any claims that may arise in the future from events or actions occurring after the date of termination of employment or any claims that Executive cannot by law waive or release. Notwithstanding anything in this Release to the contrary, this Release shall not relinquish, diminish, or in any way affect any rights or claims of Executive arising out of any breach by Chemical of this Release.
(b)    Executive acknowledges that he has read this Release carefully and understands all of its terms.
(c)    Executive understands and agrees that he has been advised to consult with an attorney prior to executing this Release.
(d)    Executive understands that he is entitled to consider this Release for at least twenty-one (21) days before signing the Release. However, after due deliberation, Executive may elect to sign this Release without availing himself of the opportunity to consider its provisions for at least twenty-one (21) days. Executive hereby acknowledges that any decision to shorten the time for considering this Release prior to signing it is voluntary, and such decision is not induced by or through fraud, misrepresentation, or a threat to withdraw or alter the provisions set forth in this Release in the event Executive elected to consider this Release for at least twenty-one (21) days prior to signing the Release.
(e)    Executive understands that he may revoke this Release as it relates to any potential claim that could be brought or filed under the Age Discrimination in Employment Act 29 U.S.C. §§ 621-634, within seven (7) days after the date on which he signs this Release, and that this Release as it relates to such a claim does not become effective until the expiration of the seven (7)-day period. In the event that Executive wishes to revoke this Release within the seven (7)-day period, Executive understands that he must provide such revocation in writing to the then Chief Executive Officer at Chemical Financial Corporation, 2301 W. Big Beaver Rd., Troy, MI 48084.
(f)    In agreeing to sign this Release, Executive is doing so voluntarily and agrees that he has not relied on any oral statements or explanations made by Chemical or its representatives.
(g)    This Release shall not be construed as an admission of wrongdoing by either Executive or Chemical.
3.    Notices. Every notice relating to this Release shall be in writing and if given by mail shall be given by registered or certified mail with return receipt requested. All notices to Chemical shall be delivered to Chemical’s Chief Executive Officer at Chemical Financial Corporation, 2301 W. Big Beaver Road, Troy, MI 48084. All notices by Chemical to Executive shall be delivered to Executive personally or addressed to Executive at Executive’s last residence address as then contained in the records of Chemical or such other address as Executive may designate. Either party by notice to the other may designate a different address to which notices shall be addressed. Any notice given by Chemical to Executive at Executive’s last designated address shall be effective to bind any other person who shall acquire rights hereunder.

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4.    Governing Law. To the extent not preempted by federal law, this Release shall be governed by and construed in accordance with the laws of the State of Michigan, without giving effect to conflicts of laws.
5.    Counterparts. This Release may be executed in two (2) or more counterparts, all of which when taken together shall be considered one (1) and the same Release and shall become effective when the counterparts have been signed by each party and delivered to the other party; it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.
6.    Entire Agreement. This Release, when aggregated with the Retention Agreement [Note: Add any other documents, as applicable], contains the entire understanding of the parties with respect to the subject matter hereof and together supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Release.
IN WITNESS WHEREOF, the parties hereto have executed this Release as of the day and year first written above.

Gary Torgow, Executive
CHEMICAL FINANCIAL CORPORATION

By:
Its:

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WAIVER OF 21-DAY NOTICE PERIOD
I have been provided with the General Release Agreement (“Agreement”) between Chemical Financial Corporation (collectively with all of its affiliates, the “Corporation”) and Gary Torgow (“Executive”).
I understand that I have twenty-one (21) days from the date the Agreement was presented to me to consider whether or not to sign the Agreement. I further understand that I have the right to seek counsel prior to signing the Agreement.
I am knowingly and voluntarily signing and returning the Agreement prior to the expiration of the twenty-one (21)-day consideration period. I understand that I have seven (7) days from signing the Agreement to revoke the Agreement, by delivering a written notice of revocation to the Chief Executive Officer, Chemical Financial Corporation, 2301 W. Big Beaver Rd., Troy, MI 48084.
Dated:

Gary Torgow, Executive

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